Exhibit 10.1

Compensation of Directors

Directors of Torchmark who are not officers or employees of the Company or a subsidiary of the Company (Outside Directors) receive a portion of their compensation in cash and a portion in equity as follows:

A.	Cash Compensation

(1)	Outside Directors are paid $90,000 of their annual retainer in cash in quarterly installments unless a timely election is made under the Torchmark Corporation 2011 Non-Employee Director Compensation Plan, a subplan of the Torchmark Corporation 2011 Incentive Plan, to receive an equivalent amount of market value stock options, restricted stock or restricted stock units (RSUs) or to defer the cash to an interest-bearing account under the terms of the director subplan.

(2)	The director serving as the non-executive Chairman of the Board receives a $50,000 annual retainer in cash payable in quarterly installments.

(3)	The director serving as the Lead Director receives a $30,000 annual retainer in cash payable in quarterly installments.

(4)	Annual Board Committee Chair retainers in amounts of $20,000 to the Audit Committee Chair and $10,000 to each of the Compensation Committee Chair and Governance and Nominating Committee Chair are paid in cash in quarterly installments.

(5)	All members of the Audit Committee (including the Chair) are paid an annual Audit Committee Member Retainer of $10,000 payable in quarterly installments.

B.	Equity Compensation—Non-Employee directors are paid $100,000 of their annual retainer in equity, either in the form of market value stock options, restricted stock or RSUs, based on the director’s timely election, with the equity issued on the first New York Stock Exchange (NYSE) trading day of January of each calendar year valued at the NYSE market closing price of Company common stock on that date. If no timely election is made, the non-employee director will receive his or her annual equity compensation in the form of $100,000 of market value stock options awarded on the first NYSE trading day of each year.

Outside directors may receive from time to time very limited perquisites and other personal benefits, which may include holiday gifts, personal use of Company airplanes and costs associated with spouses’ travel to Board meetings.

Non-employee directors may currently elect to defer all of the $90,000 cash portion of their Annual Compensation into an interest-bearing account pursuant to a timely election made under the director subplan. These accounts bear interest at non-preferential rates set from time to time by the Compensation Committee. Such accounts are paid to the director in a lump sum or equal monthly installments for up to 120 months as elected by the director with payments commencing on the earliest of (a) December 31 of the fifth year after the year for which the deferral was made, (b) the first business day of the fourth month after the director’s death or (c) the director’s termination as a non-employee director of the Company or any of its subsidiaries for a reason other than death.

Newly elected Outside Directors receive, upon the date of their initial election to the Board, $100,000 of restricted stock valued at the market closing price on that date.

Directors who are employees of the Company or its subsidiaries receive no compensation for Board service.

A copy of the Torchmark Corporation 2011 Non-Employee Director Compensation Plan is attached. A sample of the form used by directors to elect how they wish to receive the cash portion of their annual retainer (cash payments, stock options, restricted stock, RSUs or to deter that compensation to an interest-bearing account) and the equity portion of their annual retainer (stock options, restricted stock or RSUs) is also attached.